Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-95437 and 333-50850) pertaining to the Frisby Technologies, Inc. 1998 Stock Option Plan and the Frisby Technologies, Inc. 2000 Employee Stock Purchase Plan, respectively, of our report dated February 28, 2001, except for Note 6 and Note 9, for which the date is March 27, 2001, with respect to the consolidated financial statements of Frisby Technologies, Inc. included in the Annual Report (Form 10-KSB) for the year ended December 31, 2000.

                                             /s/ Ernst & Young LLP

Winston-Salem, North Carolina
March 29, 2001